Exhibit 99.1


         Journal Register Company Announces Second Quarter 2006 Results


   TRENTON, N.J.--(BUSINESS WIRE)--July 13, 2006--Journal Register Company (NYSE:JRC) today reported adjusted net income of $12.3 million, or $0.31 per diluted share, for the quarter ended June 25, 2006, as compared to net income of $15.4 million, or $0.37 per diluted share, for the quarter ended June 26, 2005.
   The Company's 2006 second quarter adjusted net income, as reported above, was adjusted to exclude a special item related to a one-time charge for a non-compete/separation arrangement of $2.5 million after tax. The Company's reported net income, including such item, was $9.8 million or $0.25 per diluted share for the quarter ended June 25, 2006. There were no special items recorded in the quarter ended June 26, 2005.
   Chairman and CEO Robert M. Jelenic stated, "We are pleased to report solid financial results during the second quarter in light of the continued impact the automotive industry has had on the local economies in our Michigan and Greater Cleveland clusters. Our performance was driven by continued strong results in our online operations, including the results of JobsInTheUS and diligent cost controls."
   Mr. Jelenic added, "We also continued to generate significant free cash flow, which was $16.1 million, or $0.41 per diluted share, for the second quarter of 2006."
   Total revenues for the quarter ended June 25, 2006 were $142.2 million, as compared to total revenues of $145.9 million for the second quarter of 2005.
   For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties owned in the current period were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
   Total advertising revenues for the second quarter of 2006 decreased 2.7 percent to $111.9 million, as compared to $115.0 million for the second quarter of 2005. On a pro forma basis, advertising revenues for the second quarter of 2006 decreased 3.7 percent.
   On a pro forma basis, retail advertising revenues for the second quarter of 2006 decreased 2.2 percent as compared to the prior year quarter with particular softness in the Company's two Great Lakes clusters, the Michigan and Greater Cleveland clusters. The Company reported flat retail advertising revenues excluding the Great Lakes clusters. Retail advertising revenue performance was strong in the Company's Mid-Hudson, New York cluster, which was up 6.7 percent for the second quarter of 2006 as compared to the 2005 quarter.
   Classified advertising revenues on a pro forma basis decreased 5.5 percent in the second quarter of 2006, as compared to the prior year quarter. Pro forma classified real estate advertising revenues increased 0.5 percent in the quarter as compared to the second quarter of last year, with six of the Company's clusters reporting increases. Excluding the Company's Great Lakes clusters, real estate advertising increased 6.0 percent. This growth was led by the Company's Connecticut cluster, which reported a 10.2 percent increase. Pro forma classified employment advertising revenues were down 6.2 percent for the quarter, with a 24.4 percent increase in the New England Cluster and a 9.3 percent increase in the Cleveland cluster, offset by a decrease of 20.4 percent in the Company's Michigan cluster. Classified automotive advertising revenues declined in all of the Company's clusters, and were down 19.1 percent for the quarter as compared to the prior year quarter. Classified other advertising revenues increased 2.9 percent in the second quarter of 2006, as compared to the prior year quarter, with six of the Company's clusters reporting increases.
   National advertising revenues, which represent approximately five percent of the Company's advertising revenues, were down 5.7 percent for the quarter ended June 25, 2006, as compared to the prior year quarter.
   Circulation revenues were $25.1 million for the second quarter of 2006, as compared to $26.0 million in the second quarter of 2005, a decrease of 3.2 percent.
   The Company continued to post strong gains in online revenues in the second quarter of 2006. Online revenues were $4.1 million for the quarter, reflecting an increase of 37.2 percent, on a pro forma basis, as compared to the second quarter of 2005. The Company's Web sites generated 92.2 million page views during the second quarter, an increase of approximately 77 percent as compared to the prior year quarter. In June, the Company also reported 3.6 million unique visitors to its Web sites, including over one million visitors to the Company's JobsInTheUS Web sites. The Company's online business continued to produce substantial operating profits in the second quarter.
   The Company's non-newsprint cash operating expenses, excluding the special charge for the second quarter of 2006 described above, decreased 2.1 percent on a same-store basis. Newsprint expense increased 5.0 percent for the quarter, reflecting an increase in unit cost of approximately twelve percent on a comparable basis, partially offset by a decrease in consumption of approximately six percent.
   The Company had $739.8 million of net debt outstanding as of June 25, 2006, reflecting a decline from $745.0 million outstanding as of the first quarter 2006. The Company's capital expenditures in the second quarter were $7.3 million, including $1.9 million for costs in connection with the build-out of the Mount Clemens, Michigan press and mailroom facility which we anticipate will be completed in midyear 2007.
   As of July 12, 2006, the Company had repurchased 2,924,437 shares of its common stock since the Company recommenced its share buyback program in April 2005, including 1,209,137 shares purchased during fiscal 2006. The Company had approximately 39.2 million shares of common stock outstanding as of July 12, 2006.
   Mr. Jelenic concluded by stating, "Even though the economies in our Michigan and Greater Cleveland clusters remain very challenging, we expect to continue to produce solid results led by improving retail advertising trends, continued strength in online revenues and continued diligent cost controls."
   The Company's second quarter 2006 earnings conference call is scheduled for 10:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.journalregister.com for seven days following the call.
   Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 365 non-daily publications. Journal Register Company currently operates 222 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its recently acquired network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of seven premier employment Web sites in New England and has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers.

   This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
   In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special item that is described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

   Financial Summary follows.



                       JOURNAL REGISTER COMPANY
                CONSOLIDATED STATEMENTS OF INCOME (1)
               (In thousands, except per share amounts)


                                 Thirteen             Twenty Six
                                Weeks Ended           Weeks Ended
                           --------------------- ---------------------
                            June 25,   June 26,   June 25,   June 26,
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Revenues:
  Advertising               $111,896   $115,011   $211,841   $217,251
  Circulation                 25,148     25,992     50,292     51,689
                           ---------- ---------- ---------- ----------
Newspaper revenues           137,044    141,003    262,133    268,940
Commercial printing and
 other                         5,121      4,872      9,622      9,471
                           ---------- ---------- ---------- ----------
Total revenues               142,165    145,875    271,755    278,411
Operating Expenses:
  Salaries and employee
   benefits                   58,416     55,442    113,727    111,399
  Newsprint, ink and
   printing charges           13,253     12,715     25,501     24,129
  Selling, general and
   administrative             20,281     19,628     40,143     41,310
  Depreciation and
   amortization                4,781      4,742      9,422      9,608
  Other                       18,674     18,318     36,417     35,736
                           ---------- ---------- ---------- ----------
Total operating expenses     115,405    110,845    225,210    222,182
Operating income              26,760     35,030     46,545     56,229
Net interest expense and
 other                       (10,664)    (9,722)   (21,881)   (18,587)
Loss on write-off of debt
 issuance costs                   --         --     (5,662)        --
                           ---------- ---------- ---------- ----------
Income before provision
 for income taxes             16,096     25,308     19,002     37,642
Provision for income taxes     6,318      9,936      7,459     14,771
                           ---------- ---------- ---------- ----------
Net income                    $9,778    $15,372    $11,543    $22,871
                           ---------- ---------- ---------- ----------
Net income per common
 share:
  Basic                        $0.25      $0.37      $0.29      $0.55
  Diluted                      $0.25      $0.37      $0.29      $0.54
Adjusted net income per
 common share:
  Basic                        $0.31      $0.37      $0.44      $0.55
  Diluted                      $0.31      $0.37      $0.44      $0.54
Weighted-average shares
 outstanding:
  Basic                       39,497     41,717     39,837     41,867
  Diluted                     39,530     41,943     39,860     42,179

----------------------------------------------------------------------
Other Data:
  Net income                  $9,778    $15,372    $11,543    $22,871
    Add: Provision for
     income taxes              6,318      9,936      7,459     14,771
    Add: Loss on write-off
     of debt issuance
     costs                        --         --      5,662         --
    Add: Net interest
     expense and other        10,664      9,722     21,881     18,587
                           ---------- ---------- ---------- ----------
  Operating income            26,760     35,030     46,545     56,229
    Add: Depreciation and
     amortization              4,781      4,742      9,422      9,608
    Add: Special items         4,078         --      4,078         --
                           ---------- ---------- ---------- ----------
  EBITDA                      35,619     39,772     60,045     65,837
    Less: Capital
     expenditures             (7,322)    (3,081)   (10,495)    (4,864)
    Less: Cash Interest
     expense and other       (10,393)    (9,351)   (21,258)   (17,843)
    Less: Cash income
     taxes (2)                (1,841)    (3,170)    (2,233)    (4,893)
                           ---------- ---------- ---------- ----------
  Free Cash Flow             $16,063    $24,170    $26,059    $38,237
                           ---------- ---------- ---------- ----------
  Free Cash Flow per
   diluted share               $0.41      $0.58      $0.65      $0.91
                           ---------- ---------- ---------- ----------
Net income, as reported       $9,778    $15,372    $11,543    $22,871
    Less: Special item
     (net of tax benefit)      2,477         --      5,917         --
                           ---------- ---------- ---------- ----------
Adjusted net income (3)      $12,255    $15,372    $17,460    $22,871
----------------------------------------------------------------------


Notes:

(1) Certain 2005 circulation revenue and expense items have been reclassified to conform to the Company's current financial presentation. The effect of these reclassifications is to reduce revenues with an equal decrease in operating expenses. In addition, the Company has reclassified amortization of deferred financing fees from amortization expense to interest expense. These reclassifications have no impact on EBITDA or net income.

(2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry- forwards.

(3) Adjusted net income excludes the net effect of a special item of approximately $5.7 million ($3.4 million net of tax effect) in the first quarter of 2006 related to the repricing of the Company's refinanced credit facility and a $4.1 million charge ($2.5 million net of tax effect) in the second quarter related to a non-compete/separation agreement.





    CONTACT: Journal Register Company
             Ricardo A. Venegas
             Treasurer
             Tel: (609) 396-2200